EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 1, 2013 by and between MGM Resorts International (“Employer”), and Corey Sanders (“Employee”).

1.

Employment. Employer hereby employs Employee, and Employee hereby accept employment by Employer as Chief Operating Officer to perform such executive, managerial or administrative duties as Employer may specify from time to time during the Specified Term (as defined in Section 2). If during the Specified Term Employee becomes an employee of another employer affiliated with the “Company” (defined below in Section 22) Employee’s employment with the Employer shall terminate as of the date Employee commences such other employment, and pursuant to Section 19 Employee’s new Company-affiliated employer shall assume all rights and obligations of Employer under this Agreement.

2.

Term. The term of your employment under this Agreement commences on March 1, 2013 and it terminates on February 28, 2017 (the “Specified Term”), unless a new written employment agreement is executed by the parties. If Employee remains employed after the expiration of the Specified Term, and the parties do not execute a new employment agreement, then Employee shall be employed at-will, and except as provided otherwise in Sections 8 and 10.5, none of the provisions of the Agreements shall apply to Employee’s continued employment at-will.

3.

Compensation. During the Specified Term, Employer shall pay Employee a minimum annual salary of $1,100,000 payable in arrears at such frequencies and times as Employer pays its other employees. Employee is also eligible to receive generally applicable fringe benefits commensurate with Employer’s employees in positions comparable to Employee. Employer will also reimburse Employee for all reasonable business and travel expenses Employee incurs in performing Employee’s duties under this Agreement, payable in accordance with Employer’s customary practices and policies, as Employer may modify and amend them from time to time. Employee’s performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise, promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent Employee will be granted any of the above will be determined by Employer in its sole and absolute discretion.

3.1

In addition, Employee is eligible for consideration for a discretionary annual bonus in accordance with the terms and conditions of the Employer’s Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers, or any successor plan (the “Program”). Employee will be eligible for consideration for an annual bonus up to 150% of Employee’s base salary (the “Target Bonus”). The terms and conditions of the Program may be changed from time to time.

3.2

During the Specified Term, it is anticipated that Employee will be required to travel extensively on behalf of Employer. Such travel, if by air, shall be on a first class basis (or best available basis, if first class is not available).

4.

Extent of Services. Employee agrees that Employee’s employment by Employer is full time and exclusive. Employee further agrees to perform Employee’s duties in a competent, trustworthy and businesslike manner. Employee agrees that during the Specified Term, Employee will not render any services of any kind (whether or not for compensation) for any person or entity other than Employer, and that Employee will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with Employee’s duties under this Agreement, without the approval of the Board of Directors of MGM Resorts International or the person or persons designated by the Board of Directors to determine such matters.

5.

Policies and Procedures. Employee agrees and acknowledges that Employee is bound by Employer’s policies and procedures as they may be modified, amended or adopted by Employer from time to time, including, but not limited to, the Company’s Code of Conduct and Conflict of Interest policies. In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms of this Agreement shall take precedence. As Employee is aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. Employee acknowledges that Employee has read and is familiar with Employer’s policies, procedures and manuals and agrees to abide by them. Because these matters are of such importance to Employer, Employee specifically confirms that Employee is familiar with and will comply with Employer’s policies of prohibiting underage gaming, supporting programs to treat compulsive gambling, and promoting diversity in all aspects of Employer’s business.

6.

Licensing Requirements. Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., and other jurisdictions in which Employer is engaged in a gaming business or where Employer has applied to (or during the Specified Term may apply to) engage in a gaming business. Employee shall apply for and obtain any license, qualification, clearance or other similar approval which Employer or any regulatory authority which has jurisdiction over Employer requests or requires that Employee obtain.

7.	Failure to Satisfy Licensing Requirement. Employer has the right to terminate Employee’s employment under Section 10.1 of this Agreement if: (i) Employee fails to satisfy any licensing requirement referred to in Section 6 above; (ii) Employer is directed to cease business with Employee by any governmental authority referred to in Section 6 above; (iii) Employer determines, in its sole and exclusive judgment, that Employee was, is or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses; or (iv) any of Employer’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Employee’s employment by Employer or as a result of Employee’s actions.

8.	Restrictive Covenants.

Employee acknowledges that, in the course of performing Employee’s responsibilities under this Agreement, Employee will form relationships and become acquainted with “Confidential Information” (defined below in Section 22). Employee further acknowledges that such relationships and the Confidential Information are valuable to Employer and the Company, and the restrictions on Employee’s future employment contained in this Agreement, if any, are reasonably necessary in order for Employer to remain competitive in Employer’s various businesses and to prevent Employee from engaging in unfair competition against Employer after termination of Employee’s employment with Employer for any reason.

In consideration of this Agreement and the compensation payable to Employee under this Agreement, and in recognition of Employer’s heightened need for protection from abuse of relationships formed or disclosure and misuse of Confidential Information garnered before and during the Specified Term of this Agreement, Employee covenants and agree as follows:

8.1

Competition. Except as otherwise explicitly provided in Paragraph 10 of this Agreement, during the entire Specified Term and thereafter for the “Restrictive Period” (defined below in Section 22) Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” (defined below in Section 22) in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Employee’s employment with Employer; provided, however, that if Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restrictive Period for any reason other than “Employer’s Good Cause” (defined below in Section 22), Employee shall not be subject to this Section 8.1.

8.2

Non-Solicitation. At all times during Employee’s employment with the Company and at all times thereafter, Employee shall not use, access, disclose, make known to, or otherwise disseminate for personal gain or for the benefit of a third party (or induce, encourage or assist others in doing any of the foregoing acts) any Company Group “Trade Secrets” (as defined in Section 22) for any purpose whatsoever. Further, at all times during Employee’s employment with the Company, and for 12 months thereafter, Employee will not, without the prior written consent of Company:

(a)	make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the “Business Contacts” (defined in Section 22) of Company Group;

(b)	call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of Company Group; and/or

(c)

approach, solicit, contract with or hire any current Business Contacts of Company Group or entice any Business Contact to cease his/her/its relationship with Company Group or end his/her employment with Company Group, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion.

8.3

Confidentiality. At all times during Employee’s employment with the Company, and at all times thereafter, Employee shall not, without the prior written consent of the Company’s Chief Executive Officer or General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Company Group any Confidential Information belonging to Company Group or its individual members.

Notwithstanding the foregoing, the provisions of Section 8.3 shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Employee to disclose or make accessible any information, provided, however, that Employee provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (ii) that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s or any third party’s violation of this Agreement or other obligation of confidentiality; or (iii) that becomes available to Employee on a non-confidential basis from a source that is legally entitled to disclose it to Employee.

8.4

Third Party Information. Employee understands and acknowledges that the Company Group has received, and in the future will receive, from third parties, their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Employee’s employment with the Company, whether pursuant to this Agreement or at-will, and at all times thereafter, Employee shall hold any and all such third party confidential or proprietary information of third parties in the strictest confidence and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties and obligations hereunder consistent with the Company Group’s agreement with such third party. Employee shall not be in violation of Employee’s obligations hereunder if such third party confidential or proprietary information is already generally known to the public through no wrongful act of Employee or any other party.

8.5

Acknowledgement of Ownership of Confidential Information Property Acquired or Developed During Employment; Non-Transfer. Employee understands, agrees, and hereby confirms that Employee’s duties and responsibilities include acquiring Confidential Information and developing Relationships for the benefit of Company and, as applicable, Company Group. Employee acknowledges that Confidential Information acquired, obtained, learned, or developed during Employee’s employment with Company, including but not limited to, Business Contacts developed during Employee’s employment, constitutes the sole and exclusive property of Company, regardless of whether the information qualifies for protection as a Trade Secret.

Employee further understands, agrees, and hereby confirms that during Employee’s employment, Employee shall not, at any time or for any reason whatsoever, except upon the express written authorization of the Company, store, transfer, maintain, copy, duplicate or otherwise possess Confidential Information on any device or in any form or format except on devices and in such formats as expressly approved and issued Company to Employee. By way of example, and without limitation, Employee shall not text, copy, or otherwise transfer in any form or format Confidential Information to any document, paper, computer, tablet, Blackberry, cellular phone, personal mobile device, Blackberry, iPhone, iPad, thumb drive, smart phone memory, zip drive or disk, flash drive, external drive or any other similar device used for storing or recording data of any kind (the “Devices”) unless such Device is issued by the Company to Employee, or unless such text, copy or transfer is expressly approved in writing by the Company before Employee’s use of such Device.

8.6	Return of Confidential Information. Upon termination of Employee’s employment for any reason at any time, Employee shall immediately return to the Company, and retain no copies of, any all Confidential Information in Employee’s possession or control. If any Confidential Information is recorded or saved in any format or on any Devices, Employee shall delete the Confidential Information and, upon Company’s request, allow Company to inspect such Devices to confirm the deletion. Upon Company’s request, Employee shall allow Company reasonable access to Employee’s personal computers, email accounts, and Devices to confirm that Employee does not possess any Confidential Information of Company in contravention of this Agreement.

8.7

Acknowledgement of Copyrights in and to Compilations of Confidential Information. Employee acknowledges that Company owns copyrights in any and all compilations of Confidential Information in any tangible or electronic form (including, but not limited to, printed lists, handwritten lists, spreadsheets, and databases) in any storage media, including, but not limited to, Devices, (collectively, “Copyrighted Works”). Employee further acknowledges that unauthorized copying, distributing, or creating derivative works, or inducing or contributing to such conduct by others, based on such Copyrighted Works constitutes infringement of Company’s copyrights in and to the Copyrighted Works. Employee acknowledges that only the Chief Executive Officer, Chief Marketing Officer, or General Counsel of the Company are authorized to grant authorization to Employee copy, distribute or create derivative works based on the Copyrighted Works. Employee shall obtain any such authorization from Company in writing, in advance of any copying, distribution or creation of derivative works by Employee. Employee acknowledges that federal law provides for civil liability and criminal penalties for copyright infringement. Employee agrees not to challenge, contest or dispute Company’s right, title and interest in the Copyrighted Works and waives any legal or equitable defense to infringement of such Copyrighted Works.

9.	Representations and Warranties.

Employee hereby represents and warrants to Company, and hereby agrees with Company, as follows:

9.1

A portion of Employee’s compensation and consideration under this Agreement is (i) Company’s agreement to employ Employee; (ii) Employee’s agreement that the covenants contained in Sections 4 and 8 hereof are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) Employee’s agreement that Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) Employee’s agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and (v) the free and full assignability by Company of such covenants and agreements upon a sale, reorganization or other transaction of any kind relating to the ownership and/or control of Company Group or its members or assigns.

9.2

The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 8 hereof.

9.3	The covenants and agreements stated in Sections 4, 6, 7, and 8 hereof are essential for the Company’s reasonable protection of its Trade Secrets, Business Contacts, and Confidential Information.

9.4	The Company has reasonably relied on Employee’s covenants, representations and agreements in this Agreement.

9.5

Employee has the full right, power and authority to enter into this Agreement and perform Employee’s duties and obligations hereunder, and the entering into and performance of this Agreement by Employee will not violate or conflict with any arrangements or other agreements Employee may have or agreed to have with any other person or entity.

9.6

Employee acknowledges that the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, all of which Employee expressly understands and agrees belongs solely and exclusively to Company. Employee further acknowledges and agrees that because the Company Group has and will continue to invest substantial time and expense in developing and protecting Confidential Information, that any loss of or damage to the Company as a result of a breach or threatened breach of any of the covenants or agreements set forth in Sections 4 and 8 hereof, the Company will suffer irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Sections 4 or 8 of this Agreement shall entitle the Company to immediate injunctive relief in a court of competent jurisdiction without the necessity of posting any bond or waiving any claim for damages. Employee further covenants and agrees that Employee will not contest the enforceability of just an injunction in any state or country in which such an injunction is not, itself, a violation of law.

10.	Termination.

10.1

Employer’s Good Cause Termination. Employer has the right to terminate this Agreement at any time during the Specified Term hereof for “Employer’s Good Cause” (defined below in Section 22). Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee under this Agreement except as provided under Sections 10.1.1 and 10.1.2 below.

10.1.1

In the event Employer’s Good Cause termination is the result of Employee’s death during the Specified Term, Employee’s beneficiary (as designated by Employee on Employer’s benefit records) shall be entitled to receive Employee’s salary for a three (3) month period following Employee’s death, such amount to be paid at regular payroll intervals.

10.1.2

In the event Employer’s Good Cause termination is the result of Employee’s “Disability” (defined below in Section 22), Employer shall pay Employee (or Employee’s beneficiary in the event of Employee’s death during the period in which payments are being made) an amount equal to Employee’s salary for three (3) months following Employee’s termination, such amount to be paid at regular payroll intervals, net of payments received by Employee from any short term disability policy which is either self-insured by Employer or the premiums of which were paid by Employer (and not charged as compensation to Employee).

10.2

Employer’s No Cause Termination. Employer has the right to terminate this Agreement on written notice to Employee in its sole discretion for any cause Employer deems sufficient or for no cause, at any time during the Specified Term, including on the last day of the Specified Term. Subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

10.2.1

Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with the provisions of the Program. In addition, Employee shall receive a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation (the “COBRA Payment”), payable in twelve (12) monthly installments commencing upon separation.

(a)

If this Agreement is terminated under this Section within six (6) months of Employee’s date of hire, employee shall only receive an amount equal to six (6) months of base salary; and further, the Restrictive Period shall be limited to six (6) months.

(b)

If Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restrictive Period for No Cause, employee shall receive a lump sum payment (less all applicable taxes) equal to the greater of: (i) thirteen (13) weeks of base salary or (ii) two (2) times the amount the employee would otherwise receive under the Company’s then-effective discretionary severance policy.

10.2.2

Employee’s eligibility for the Severance Payment and COBRA Payment set forth in Section 10.2.1 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law) and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor

Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

10.2.3

As a further condition to Employer’s obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.

10.2.4

Upon any such termination, Employee shall continue to be bound by the restrictions in Section 8 above; provided, however, that if the reason for the termination is the elimination of Employee’s position, Employee shall not be bound by Section 8.1 but will continue to be bound by all other restrictions in Section 8 above. Notwithstanding anything to the contrary herein, Employer’s conditional obligation under Section 10.2.1 to pay Employee’s salary shall cease if Employee breaches in any material respect any of the covenants set forth in Section 8 above; additionally, and without waiving any rights to other damages resulting from said breach, Employer shall be entitled to recover any and all amounts already paid to Employee under Section 10.2.1.

10.3

Employee’s Good Cause Termination. Employee may terminate this Agreement for “Employee’s Good Cause” (defined below in Section 22). Prior to any termination under this Section 10.3 being effective, Employee agrees to give Employer thirty (30) days’ advance written notice, within thirty (30) days of the initial event comprising Employee’s Good Cause, specifying the facts and circumstances that comprise Employee’s Good Cause. During such thirty (30) day period, Employer may either cure the breach (in which case Employee’s notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that Employer disputes that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 12. In the event this Agreement is terminated under this Section 10.3, subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

10.3.1

Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with the provisions of the Program. In addition, Employee shall receive a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation (the “COBRA Payment”), payable in twelve (12) monthly installments commencing upon separation. If this Agreement is terminated under this Section within six (6) months of Employee’s date of hire, employee shall only receive an amount equal to six (6) months of base salary; and further, the Restrictive Period shall be limited to six (6) months.

10.3.2

Employee’s eligibility for the salary payments and health benefits set forth in Section 10.3.1 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law), and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

10.3.3

As a further condition to Employer’s salary obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.

10.3.4	In the event of termination of this Agreement under this Section 10.3, the restrictions of Section 8.1 shall no longer apply.

10.4

Employee’s No Cause Termination. In the event Employee terminates Employee’s employment under this Agreement without cause, Employer will have no further liability or obligations whatsoever to Employee hereunder. Employer will be entitled to all of Employer’s rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and Employer’s right to recover damages.

10.5

Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Sections 10.2.4 and 10.3.4 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 shall survive a termination of this Agreement or the cessation of Employee’s employment to the extent and for the period provided for in Section 8, regardless of the reason for such termination.

11.

Arbitration. Except as otherwise provided for in this Agreement and in Exhibit B to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit B.

12.

Disputed Claim. In the event of any “Disputed Claim” (defined below in Section 22), such Disputed Claim shall be resolved by arbitration pursuant to Exhibit B. Unless and until the arbitration process for a Disputed Claim is finally resolved in Employee’s favor and Employer thereafter fails to satisfy such award within thirty (30) days of its entry, Employee shall not have affected an Employee’s Good Cause termination and Employee shall not have any termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit us from invoking the provisions of Section 10.2, or of our seeking or obtaining injunctive or other equitable relief.

13.

Severability. If any section, provision, paragraph, phrase, word, and/or line (collectively, “Provision”) of this Agreement is declared to be unenforceable, then this Agreement will be deemed retroactively modified to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court or arbitrator declines to modify this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions. This Section 13 does not limit our rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by Employee of the enforceable provisions of this Agreement.

14.

No Waiver of Breach or Remedies. No failure or delay on the part of Employee or Employer in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.

Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Employee and a duly authorized member of Employer’s senior management. No consent to any departure by Employee from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of Employer’s senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.

Governing Law. The laws of the State in which the Employer’s principal place of business is located shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims and subject to the Arbitrations provisions included herewith, exclusive jurisdiction over any claim with respect to this Agreement shall reside in the courts of the State of Nevada.

17.	Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

18.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

19.	Assignment. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that Employer may assign this Agreement.

Without limitation of the foregoing, Employee expressly agrees that Employer’s successors, affiliates and assigns may enforce the provisions of Section 8 above, and that five percent (5%) of the annual salary Employer has agreed to pay in Section 3 above is in consideration for Employee’s consent to the right of Employer’s successors, affiliates and assigns to enforce the provisions of Section 8.

20.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer’s successors and assigns.

21.

Prior Agreements. This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties. Any such prior employment agreements shall be of no force and effect.

22.	Certain Definitions. As used in this Agreement:

“Business Contacts” are defined as the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Company’s Trade Secrets, which are protected from disclosure in accordance with Section 8.2 above) upon whom or which Employee: contacted or attempted to contact in any manner, directly or indirectly, or which Company reasonably anticipated Employee would contact within six months of Employee’s last day of employment at Company, or with whom or which Employee worked or attempted to work during Employee’s employment by Company.

“Company” means MGM Resorts International, and all of its subsidiary and affiliated entities, together with all of their respective officers, directors, joint venturers, members, shareholders, employees, ERISA plans, attorneys and assigns.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company.

“Confidential Information” is defined as all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of Company Group or otherwise regarding Company Group’s operations and/or Trade Secrets or those of any member of Company Group and all information maintained or entered on any database, document or report set forth on Exhibit “A” or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Employee during Employee’s employment by Company.

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has materially breached its duty to Employee and Employer has denied such material breach.

“Employee’s Good Cause” shall mean (i) any assignment to Employee of duties that are materially and significantly different than those contemplated by the terms of this Agreement; (ii) any material and significant limitation on the powers of the Employee not contemplated by the terms of the Agreement; or (iii) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:

(1)	Employee’s death;

(2)

Employee’s “Disability,” which is hereby defined to include incapacity for medical reasons certified to by “Employer’s Physician” (defined below) which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a consecutive or predominately consecutive period of six (6) months. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate a physician of Employee’s choice, (“Employee’s Physician”) and Employer’s Physician and Employee’s Physician shall then jointly select a third physician, who shall make a final determination regarding Employee’s Disability, which shall be binding on the parties);

(2)

Employee’s failure to abide by Employer’s policies and procedures, misconduct, insubordination, inattention to Employer’s business, failure to perform the duties required of Employee up to the standards established by the Employer’s senior management, dishonesty, or other material breach of this Agreement. Employer reserves the sole and absolute discretion to determine whether any of the foregoing circumstances exist or have occurred, provided that such discretion is exercised lawfully and in good faith; or

(3)	Employee’s failure or inability to satisfy the requirements stated in Section 6 above.

“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation of Employee from active employment for any reason occurring during the Specified Term or the twelve (12) month period immediately following the expiration of the Specified Term.

“Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.

23.

Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”). Employee further agrees that Employee shall not permit any party claiming through Employee, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.

24.	Section 409A.

24.1

This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If Employer determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

24.2

“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Employee’s “separation from service” as defined in Section 409A.

24.3	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

24.4

With respect to any reimbursement of Employee’s expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to Employer’s reimbursement policy but no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

24.5

If a payment obligation under this Agreement that constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), any payment thereof that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days following your death.

25.

Ownership of Intellectual Property. Employee expressly acknowledges that all trademarks, trade dress, copyrightable works, patentable inventions, ideas, new or novel inventions, concepts, systems, methods of operation, improvements, strategies, techniques, trade secrets including, but not limited to, customers (including, but not limited to, customer names, contact information, historical and/or theoretical play, or other information, and the right to market to such customers), data of any type or nature and regardless of the form or media, as well as all materials of any type of nature that comprise, reflect or embody any of the foregoing including, without limitation, databases, software, artistic works, advertisements, brochures, marketing plans, customer lists, memoranda, business plans, and proposals (collectively, “Intellectual Property”) created, conceived, developed, contributed to, or otherwise obtained, in whole or in part by the Employee during the term of [his/her] employment by Employer shall at all times be owned by Employer (and is hereby expressly assigned by Employee to Employer) if the Intellectual Property: (a) was created, conceived, developed, or contributed to: (1) using any of Employer’s property or resources; (2) on Employer’s premises; or (3) during Employee’s hours of employment; or (b) relates to Employee’s employment by Employer, even though creation of such Intellectual Property was not within the scope of Employee’s duties and responsibilities for which the Employer employs the Employee. All works of authorship created by Employee within the scope of this provision shall be deemed works made for hire as defined in the Copyright Act of 1976, 17 U.S.C. § 101 . To the extent such works are deemed not to be works of authorship, Employee hereby irrevocably assigns (or authorizes Employer to act as Employee’s agent to assign) all right, title and interest in and to the copyrights in the works, including, without limitation, right of attribution and all related moral rights, to the Employer. Employee further agrees that any inventions and trade secrets covered by this provision shall be owned absolutely and exclusively by Employer, including all patent rights throughout the world. Employee acknowledges that this provision provides Employer with rights greater than provided under certain applicable laws including, without limitation, Nevada Revised Statutes § 600.500. Employee shall promptly inform Employer about such patentable inventions and shall not disclose to any third parties any information about the inventions without the prior written consent of Employer. Employee agrees to execute and deliver to Employer, upon request, such documents as may be necessary for Employer to perfect its rights in any and all Intellectual Property covered by this provision. To fulfill the intent of this paragraph, Employee irrevocably appoints Employer and Employer’s authorized agents as his/her agent and attorney in fact to transfer, vest or confirm Employer’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters, patents or trademark or copyright registrations with the same legal force as if done by Employee, in all instances in which Employer is unable for any reason to secure Employee’s personal signature. Employee shall not be entitled to any compensation or other consideration for any Intellectual Property covered by this provision.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE – Corey Sanders

/s/ Corey Sanders

Dated:	7/13/13 [signed 7/12/13]

EMPLOYER – MGM Resorts International

/s/ James J. Murren
By:	James J. Murren, Chairman and Chief Executive Officer

Dated:	7/12/13

EXHIBIT A

Name of Report	Generated By
Including, but not limited to:

Arrival Report	Room Reservation/Casino Marketing
Departure Report	Room Reservation/Casino Marketing
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing
Special Event Calendar(s)	Special Events/Casino Marketing
Special Event Analysis	Special Events/Casino Marketing
Tenant Gross Sales Reports	Finance
Convention Group Tentative/Confirmed Pacing Reports	Convention Sales
Entertainment Event Settlement Reports	Finance
Event Participation Reports	Casino Marketing
Table Ratings	Various
Top Players	Various
Promotion Enrollment	Promotions
Player Win/Loss	Various

EXHIBIT B – ARBITRATION

This Exhibit B sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit B shall be considered to be a part of the Agreement.

1.

Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement, the breach hereof, or Employee’s employment by Employer, including without limitation any claim involving the interpretation or application of the Agreement or wrongful termination or discrimination claims, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit B covers any claim Employee might have against any officer, director, employee, or agent of Employer, or any of Employer’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.

Claims Subject to Arbitration. This Exhibit B covers all claims arising in the course of Employee’s employment by Employer except for those claims specifically excluded from coverage as set forth in paragraph 3 of this Exhibit B. It contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justifiable under applicable state or federal law are covered by this Exhibit B. Such claims covered by this arbitration provision include, but are not limited to, any dispute or controversy arising out of Employee’s employment, the events leading up to Employee being offered employment, the cessation of Employee’s employment, the compensation, terms, and other conditions of Employee’s employment, or statements made or actions taken at any time regarding Employee’s employment at the Company which could have been brought in a court of competent jurisdiction, including, but not limited to, claims under the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; Sections 1981 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act, as amended; the federal Family and Medical Leave Act; the Lilly Ledbetter Act; GINA; all laws arising under the State of Nevada pertaining to civil rights, employment, whistleblower, or common law, and any other federal, state, or local civil or human rights law, or any other local, state or federal law, regulation, or ordinance, as well as any claim based on any public policy, contract, tort, or common law or any claim for costs, attorney’s or other fees, or other expenses, wages or other compensation; work related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims (collectively,

“Claims”). Employee expressly understands and agrees that Employee shall have no right or authority to raise any dispute or to have any dispute heard or arbitrated as a class or collective action or in a representative or private attorney general capacity on behalf of a class of persons or the general public. This arbitration provision does not require arbitration of claims for workers’ compensation or unemployment insurance. This Arbitration Agreement is intended to be construed as broadly as possible under applicable law so that all claims and defenses that could be raised before a court must instead be raised in arbitration. However, nothing in this arbitration provision shall be construed as precluding Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or equivalent state agency, the National Labor Relations Board, or any other similar state or federal agency seeking administrative resolution of a dispute or claim.

3.

Claims Not Subject to Arbitration. Claims under state workers’ compensation statutes or unemployment compensation statutes are specifically excluded from this Exhibit B. Claims pertaining to any of Employer’s employee welfare benefit and pension plans are excluded from this Exhibit B. In the case of a denial of benefits under any of Employer’s employee welfare benefit or pension plans, the filing and appeal procedures in those plans must be utilized. Claims by Employer or Employee for injunctive or other relief for violations of non-competition and/or confidentiality agreements are also specifically excluded from this Exhibit B.

4.

Non-Waiver of Substantive Rights. This Exhibit B does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Employee’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit B, the undersigned Employee voluntarily agrees to arbitrate his or her claims covered by this Exhibit B. This Exhibit B also does not waive the Employee’s right to file a charge or complaint with any federal or state agency, including with the Equal Employment Opportunity Commission.

5.

Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. Any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit B, give written notice of a claim to the other party. If the Employee is the aggrieved party, notice must be given to the President of Employer with a copy to MGM Resorts International’s Executive Vice President and General Counsel. If the Employer is the aggrieved party, notice must be given to the Employee at the last known address provided by Employee. The written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

6.

Selecting an Arbitrator: This Exhibit B mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of seven qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

7.	Representation/Arbitration Rights and Procedures:

a.	Employee may be represented by an attorney of Employee’s choice at Employee’s own expense.

b.

The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit B shall provide for the broadest level of arbitration of claims between an employer and employee under Nevada law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.

The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.

The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The parties shall have the right to file a motion to dismiss and a motion for summary judgment, and the arbitrator shall entertain such motions.

f.

The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Employee or Employer may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.

Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada, except that if the Employee is employed by the Employer in the United States but outside Clark County, Nevada, the arbitration hearing or proceeding shall take place in the county and State in which Employee is employed or was last employed.

8.

Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit B and to confirm, enforce, vacate or modify an arbitration award.

b.

In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Employee which is subject to arbitration under this Exhibit B, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit B.

9.

Fees and Expenses: Employer shall be responsible for paying any filing fee and the fees and costs of the arbitrator. Employee and Employer shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

10.

The arbitration provisions of this Exhibit B shall survive the termination of Employee’s employment with Employer and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit B.

11.	The arbitration provisions of this Exhibit B do not alter or affect the termination provisions of this Agreement.

12.	Capitalized terms not defined in this Exhibit B shall have the same definition as in the Employment Agreement to which this is Exhibit B.

13.

If any provision of this Exhibit B is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit B. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT B IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT B CONSTITUTES A MATERIAL TERM AND CONDITION OF THE EMPLOYMENT AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT B, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit B, they are waiving the right to pursue claims covered by this Exhibit B in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit B does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit B voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit B.

Employee further acknowledges that Employee has been given the opportunity to discuss this Exhibit B with Employee’s private legal counsel and that Employee has availed himself/herself of that opportunity to the extent Employee wishes to do so.

EMPLOYEE	EMPLOYER–MGM Resorts International

/s/ Corey Sanders	/s/ James J. Murren
Corey Sanders	By:	James J. Murren, Chairman and Chief Executive Officer